March 16, 2000



Salomon Smith Barney Inc.,
 as Representative of the
  Several Underwriters
390 Greenwich Street
New York, New York 10013

                          Re: CNH Equipment Trust 2000-A


Ladies and Gentlemen:

          We have acted as special Federal tax counsel for CNH Equipment Trust 2000-A, a Delaware business trust (the "TRUST"), in connection with the issuance and sale of Class A-1 Asset Backed Notes (the "CLASS A-1 NOTES"), Class A-2 Asset Backed Notes (the "CLASS A-2 NOTES"), Class A-3 Asset Backed Notes (the "CLASS A-3 NOTES"), Class A-4 Asset Backed Notes (the "CLASS A-4 NOTES") and Class B Asset Backed Notes (the "CLASS B NOTES"; together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the "NOTES"), to be issued pursuant to the Indenture, dated as of March 1, 2000 (the "INDENTURE"), between the Trust and Harris Trust and Savings Bank, as Indenture Trustee. Capitalized terms not otherwise defined herein are used as defined in the Sale and Servicing Agreement, dated as of March 1, 2000 (the "SALE AND
SERVICING  AGREEMENT"),  among  the  Trust,  as  Issuer,  CNH  Receivables  Inc.
("CNHR"),  as  Seller,  and Case  Credit  Corporation  ("CASE  CREDIT"),  as the
Servicer.

          In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Prospectus, dated March 6, 2000 (the "PROSPECTUS"), and the Prospectus Supplement (to the Prospectus), dated March 9, 2000 (the "PROSPECTUS SUPPLEMENT"), relating to the Notes, as filed with the



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March 16, 2000
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Securities  and Exchange  Commission  pursuant to the Securities Act of 1933, as amended, (b) the Sale Agreement, dated as of March 1, 2000, between New Holland Credit Company, L.L.C. and Case Credit, (c) the Purchase Agreement, dated as of March 1, 2000, between Case Credit and CNHR, (d) the Sale and Servicing Agreement, (e) the Trust Agreement, dated as of March 1, 2000, (the "Trust Agreement"), between CNHR, as Depositor, and The Bank of New York, as trustee (the "Trustee"), (f) the Indenture and (g) specimens of the Notes.

          The opinion set forth in this letter is based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, currently applicable Treasury regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant. There can be no assurance that the opinions expressed below could not be successfully challenged by the Internal Revenue Service, or significantly altered by legislative changes, changes in administrative positions or judicial decisions, any of which may be applied retroactively with respect to the completed transactions. Any such change could render the affected provisions of this opinion inoperative. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

          Based upon the foregoing, we hereby confirm that: (i) the statements set forth in the Prospectus under the heading "U.S. Federal Income Tax Consequences" and in the Prospectus Supplement under the heading "Summary of Terms--Tax Status" (to the extent relating to Federal income tax consequences) accurately reflect our opinion; (ii) the statements set forth in the Prospectus under the heading "Illinois State Tax Consequences" and in the Prospectus Supplement under the heading "Summary of Terms--Tax Status" (to the extent relating to Illinois state income tax consequences) accurately reflect our opinion; and (iii) the statements set forth in the Prospectus under the heading "ERISA Considerations" and in the Prospectus Supplement under the headings "ERISA Considerations" and "Summary of Terms--ERISA Considerations" accurately reflect our opinion.

                                             Very truly yours,


                                             /s/ MAYER, BROWN & PLATT

RFH:BCB